EXHIBIT 99.2

Team,

I am very pleased to announce this morning that Mattersight has signed a definitive agreement to be acquired by NICE, the worldwide leading provider of enterprise software solutions that empower organizations to make smarter decisions based on advanced analytics. NICE’s acquisition of Mattersight will serve as a force multiplier on our go-to-market strategy. With NICE’s global footprint and resources, Mattersight will be able to accelerate its technology innovation and customer reach.

This is truly great news – and all the credit for this achievement goes to you. We would never be in the place we are today without you: great people doing great work. In past years, we have developed impressive technology and have built a strong, loyal customer base. Our technology will enhance NICE’s offering in routing and will become a key component in their analytics solutions. This made us a great fit for NICE.

And NICE is a great fit for us. As we all know, we have struggled with our ability to expand our market penetration with our current size. NICE will help us accelerate our go-to-market by providing scale distribution for upselling our solutions and a large existing customer base. Additionally, the combination of NICE’s CXone, analytics and WFO offerings with Mattersight will enable enhanced product capabilities. NICE will also provide financial stability which we know our customers will appreciate.

Mattersight will join NICE’s Customer Engagement Analytics (CEA) organization, where Mattersight will continue to operate as a cohesive unit under the leadership of David Gustafson. David has been with the company since day one and is an integral part of our success so I’m confident that the organization will continue to thrive under his management. On a personal note, I have decided to take the opportunity after the acquisition closes to pursue interests that I’ve been putting aside for some time. Mattersight, and you, the people who make up Mattersight, are very dear to me and I wish you success in this next phase of the company’s life.

You will be receiving a meeting invite in conjunction with this email. This morning, we will have an all hands meeting across our organization and we ask that if you are Austin or Chicago, you join us in the Employee Lounge, and in Edina, please join us in the large training room downstairs. For those remote today, the Skype meeting info is in the meeting invitation. We will share more about today’s announcement, hear from NICE executives and begin to address your questions. We will also share additional information over the next few weeks as we near the closing date.

In the coming weeks, it will be critical that we keep our current momentum going. Together, we will continue to work aggressively to maintain our organization’s advantage in the marketplace, keep our customers happy and informed, and ensure we are doing everything we can to make the transition as smooth as possible for our employees.

Thank you for everything you do to make Mattersight great. I’m excited about the future as we begin this new chapter.

Best,

Kelly

Important Additional Information and Where to Find It

In connection with the proposed acquisition of Mattersight by NICE, NICE will commence a tender offer for all of the outstanding shares of Mattersight’s common stock and preferred stock. Such tender offer has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Mattersight, nor is it a substitute for the tender offer materials that NICE will file with the U.S. Securities and Exchange Commission (the “SEC”) upon commencement of the tender offer. At the time that the tender offer is commenced, NICE will file tender offer materials on Schedule TO with the SEC, and Mattersight will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY MATTERSIGHT’S STOCKHOLDERSBEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer statement and the solicitation/recommendation statement will be made available to Mattersight’s stockholders free of charge. A free copy of the tender offer statement and the solicitation/recommendation statement will also be made available to all stockholders of Mattersight by contacting Mattersight at Legal Department, Mattersight Corporation, 200 W. Madison Street, Suite 3100, Chicago, Illinois 60606, by phone at 877.235.6925, or by visiting Mattersight’s website (www.mattersight.com). In addition, the tender offer statement and the solicitation/recommendation statement (and all other documents filed with the SEC) will be available at no charge on the SEC’s website (www.sec.gov) upon filing with the SEC. MATTERSIGHT’S STOCKHOLDERS ARE ADVISED TO READ THE TENDER OFFER STATEMENT AND THE SOLICITATION/RECOMMENDATION STATEMENT, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE TRANSACTION.

Forward-Looking Statements

This document contains certain statements that constitute forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the satisfaction of conditions to the completion of the proposed transaction and the expected completion of the proposed transaction, as well as other statements that are not historical fact. These forward-looking statements are based on currently available information, as well as Mattersight’s views and assumptions regarding future events as of the time such statements are being made. Such forward looking statements are subject to inherent risks and uncertainties. Accordingly, actual results may differ materially and adversely from those expressed or implied in such forward-looking statements. Such risks and uncertainties include, but are not limited to, the potential failure to satisfy conditions to the completion of the proposed transaction due to the failure to receive a sufficient number of tendered shares in the tender offer, as well as those described in cautionary statements contained elsewhere herein and in Mattersight’s periodic reports filed with the SEC including the statements set forth under “Risk Factors” set forth in Mattersight’s most recent annual report on Form 10-K, the Tender Offer Statement on Schedule TO (including the offer to purchase, the letter of transmittal and other documents relating to the tender offer) to be filed by NICE, and the Solicitation/Recommendation Statement on Schedule 14D-9 to be filed by Mattersight. As a result of these and other risks, the proposed transaction may not be completed on the timeframe expected or at all. These forward-looking statements reflect Mattersight’s expectations as of the date of this report. While Mattersight may elect to update any such forward-looking statements at some point in the future, Mattersight specifically disclaims any obligation to do so, even if our expectations change, except as required by law.